United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2008 (February 26, 2008)
ISORAY, INC. (Exact name of registrant as specified in its charter)
Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354
(Address of principal executive offices) (Zip Code)

(509) 375-1202
(Registrant's telephone number)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2008, Roger Girard, Chairman, President and CEO of IsoRay, Inc. (the "Company"), resigned from all positions held with the Company and its subsidiaries, including resigning from Board service. There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Mr. Girard at the time of Mr. Girard's resignation from the Board of Directors.

In connection with Mr. Girard's resignation, and in lieu of the severance arrangements contained in his Employment Agreement with the Company dated October 6, 2005, the Company has agreed to make a one time payment to Mr. Girard of $250,000 (less withholding) on or before March 15, 2008. The Company has also agreed to release Mr. Girard from certain personal guarantees of Company debt and cancel 150,612 shares of common stock either issued in connection with the guarantees or contingent on his employment through August 2008, continue providing him with certain benefits for one year, and extend the exercise period for Mr. Girard's vested options to purchase 547,173 shares of common stock until May 31, 2009. All unvested options held by Mr. Girard terminated upon his resignation as provided in the Company's applicable stock option plans. Mr. Girard has also agreed to provide consulting services on request through May 15, 2008.

Also on February 26, 2008, the Company's Board appointed Dwight Babcock, one of the Company's directors, as interim CEO and as Chairman of the Board, and appointed Lori Woods, who presently serves as Vice President, as Acting Chief Operating Officer.

Mr. Babcock, age 60, has served as Chairman and Chief Executive Officer of Apex Data Systems, Inc. an information technology company, since 1975. Apex Data Systems automates the administration and claims adjudication needs of insurance companies both nationally and internationally. Mr. Babcock was formerly President and CEO of Babcock Insurance Corporation (BIC) from 1974 until 1985. BIC was a nationally recognized third party administrator operating within 35 states. Mr. Babcock has knowledge and experience in the equity arena and has participated in various activities within the venture capital, private and institutional capital markets. Mr. Babcock studied marketing and economics at the University of Arizona where he currently serves on the University of Arizona Astronomy Board.

Ms. Woods, age 45, joined the Company in July 2006 and has over 20 years experience in medical device technology and healthcare services. Ms. Woods served as the CEO of Pro-Qura, a medical services company focusing on brachytherapy quality assurance and education, from 2002 until joining the Company. During her tenure at Pro-Qura, Ms. Woods developed its business strategy, expanded its business portfolio in quality assurance beyond prostate brachytherapy into other areas of cancer, and increased funding by 50%. Prior to this, she served as the Vice President of Sales at ATI Medical in 2002, Vice President of Sales - West and Vice President of Marketing and Business Development for Imagyn Medical Technologies from 2000 to 2002, Director of Business Development for Seattle Prostate Institute from 1998 to 2000, and Regional Vice President and Regional Manager of Interdent from 1994 to 1998. Ms. Woods holds a Bachelor of Science degree in Business Administration - Marketing from Loma Linda University.

Mr. Babcock does not have any employment agreement or other compensatory agreement in place with the Company, although he will be compensated $4,000 per month for his service as interim CEO and $3,000 per month for his service as Chairman, and Ms. Woods' existing Employment Agreement, dated February 14, 2007, was not modified or amended in connection with her promotion to Acting Chief Operating Officer.

Item 8.01.	Other Events

On February 27, 2008, IsoRay, Inc. (the "Company") issued a press release announcing the resignation of its President and CEO and the appointment of an interim CEO and other members of executive management, the text of which is attached hereto as Exhibit 99.1.

In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and financial trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Some of those factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Press release issued by IsoRay, Inc., dated February 27, 2008.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 27, 2008

IsoRay, Inc., a Minnesota corporation

By:	/s/ Jonathan Hunt
Jonathan Hunt, CFO